Exhibit 99.1

The Howard Hughes Corporation® Reports Fourth Quarter 2021 Results
Outstanding fourth quarter performance punctuates strongest year in HHC’s 11-year history with record-breaking annual results across virtually every segment of the business

HOUSTON, February 28, 2022 – The Howard Hughes Corporation® (NYSE: HHC) (the “Company,” “HHC” or “we”) announced today operating results for the fourth quarter ended December 31, 2021. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further detail of these results.

Full Year 2021 Highlights Included:

–Reported full-year net income of $56.1 million, or $1.03 per diluted share.
–Total Operating Asset net operating income (NOI), including contribution from equity investments, totaled $226.5 million in 2021, an 18.6% year-over-year increase. The strong performance of our Operating Asset portfolio was largely driven by recovery in retail, leasing volumes at our newly constructed multi-family properties, and a resurgence at Las Vegas Ballpark®.
–Master Planned Community (MPC) earnings before taxes (EBT) totaled $316.6 million in 2021, the highest amount in the history of the Company and a 51.2% year-over-year increase, attributed to outsized land sales, particularly in Summerlin®.
–Completed construction and closed on the sale of 663 units during the fourth quarter at Ward Village’s fifth tower—‘A’ali’i—generating $453.3 million in net revenue. Sales momentum for condos at our towers under-construction—Kō'ula and Victoria Place—and our latest tower in pre-sales—The Park Ward Village—remains at a record pace with 603 units contracted to sell in 2021. The Park Ward Village alone has contracted 459 units since launching pre-sales in July 2021, representing 84.2% of total units.
–Acquired Douglas Ranch in October 2021—a fully entitled, “shovel-ready” MPC in Phoenix’s West Valley spanning nearly 37,000 acres for $600 million.
–Repurchased 1,023,284 shares of common stock funded with $96.6 million of cash on hand at an average price of $94.42 per share.
–Completed the sale of Century Park in December 2021—a 63-acre, 1.3 million-square-foot office campus in West Houston’s Energy Corridor—generating net proceeds of $25.0 million. In 2021, HHC sold five non-core assets, resulting in $195.6 million of net proceeds after debt repayment.

“We produced outstanding results during the fourth quarter which propelled HHC’s full-year results to unprecedented levels in 2021," said David R. O’Reilly, Chief Executive Officer of The Howard Hughes Corporation. “Our performance over the past year is a clear indication that the walkable, amenity-rich communities we are creating are where today’s families and educated workforce want to live, work, and play, and where leading corporations want to locate. All of our segments met or exceeded guidance for the full year, and we expect this momentum to carry into 2022 due to the strong market dynamics that exist in our communities.

“Our MPCs saw a 51% year-over-year increase in earnings in 2021 as demand for residential land from homebuilders remained exceptionally strong. Lot supply is at all-time lows in the Houston and Las Vegas regions while demand continues to accelerate due to the influx of residents leaving high-density cities. This imbalance leaves HHC well-positioned to continue its delivery of strong land sales in 2022, which will include contracting on over 1,000 lots at Douglas Ranch—HHC’s latest MPC, acquired in October 2021.

“Operating Asset NOI in 2021 climbed to its highest level on record, rising 19% compared to 2020, fueled by the rapid lease-up of new multi-family product, continued improvements in retail collections, and a resurgence of activity at Las Vegas Ballpark following no Minor League Baseball season in 2020. These results demonstrate the robust demand we are seeing across the portfolio which will be met by additional product with over 2 million square feet of new development currently underway.

“It was an incredible year for condo sales at Ward Village, which achieved the highest sales volume in the community’s history. During the year, we completed construction on Ward Village’s fifth mixed-use tower, ‘A’ali’i; made substantial progress at our two towers under construction, Kō'ula and Victoria Place; and launched pre-sales for the community’s eighth and ninth condo towers, The Park Ward Village and Ulana Ward Village.

“Despite the impacts of COVID-19, supply constraints, and a tight labor market, the Seaport experienced greatly improved results and displayed remarkable resilience as evidenced by the 68% increase in visitors at Pier 17 when compared to pre-pandemic levels in 2019. With the addition of new restaurants and experiences—including the soon to be opened Tin Building—the Seaport should continue its reemergence as a vibrant Manhattan destination.

“The results of 2021 were achieved while reducing G&A costs by $40 million, or 33% from our pre-COVID run rate as we continue to streamline our business and focus our efforts on delivering maximized risk-adjusted returns for our shareholders. Our communities are well positioned to continue generating strong results over the long term and we look forward to another prosperous year in 2022.”

Full-Year Highlights

Total Company
–Net income increased to $56.1 million, or $1.03 per diluted share, in 2021, compared to a net loss of $26.2 million, or $0.50 per diluted share, in 2020, due to strong operating performance from MPCs, Operating Assets and Ward Village condo sales, coupled with lower general and administrative (G&A) costs compared to the prior year.
–The robust financial results produced in 2021 included Operating Asset NOI of $226.5 million, a $35.4 million increase; MPC EBT of $316.6 million, a $107.2 million increase; and condominium profit of $120.9 million, a $130.0 million increase, all compared to the prior year.
–Maintained a strong balance sheet with $843.2 million of cash on hand and limited near-term debt maturities after taking advantage of the capital markets and terming out a significant portion of our debt at lower rates. The strength of HHC’s balance sheet has allowed us to deploy significant amounts of capital in 2021 including our acquisition of Douglas Ranch, share buybacks, and the ability to continue unlocking value through the development of new projects across the portfolio.
–Sold five non-core assets in 2021, resulting in $195.6 million of net proceeds. Since the fourth quarter of 2019, HHC has disposed of 13 non-core assets totaling approximately $401.0 million of net proceeds after debt repayment.

Operating Assets
–Total Operating Assets NOI, including contribution from equity investments, totaled $226.5 million in 2021, an 18.6% increase compared to $191.1 million in the prior year.
–Retail NOI increased 43.9% year-over-year to $57.6 million due to higher rent collections which climbed to 88.8% during the fourth quarter of 2021 and the receipt of one-time payments related to COVID-19 rent deferrals received throughout the year.
–Las Vegas Ballpark generated $6.0 million of NOI as the Las Vegas Aviators® were able to host a full Minor League Baseball season compared to a $3.6 million loss in 2020 due to no Minor League Baseball season as a result of COVID-19.
–Multi-family NOI increased 75.0% to $32.9 million compared to 2020 due to accelerated lease-up in our latest developments, including Two Lakes Edge, The Lane at Waterway and Juniper Apartments, which opened in 2020 and are already stabilized at 100%, 99% and 97% leased, respectively.
–Office NOI decreased 3.9% year-over-year to $109.8 million largely due to the expiration of a short-term lease in June 2020 at 9950 Woodloch Forest.
–In September 2021, we closed on the sale of three hotels based in The Woodlands for $252.0 million, generating $119.7 million of net proceeds after debt repayment. In 2021, these assets generated $5.0 million of NOI.

MPC
–MPC EBT totaled $316.6 million in 2021, a 51.2% increase compared to EBT of $209.4 million in 2020.
–The increase in EBT from the prior year is attributed to significant land sales at our MPCs in Las Vegas and Houston. In Summerlin alone, we closed on a large superpad spanning 216 acres which delivered $135 million in revenue during December 2021.
–At The Summit—our joint-venture, private community with Discovery Land in Summerlin—we experienced an accelerated pace in lot sales and condo closings, delivering $59.4 million in earnings to HHC. This is in comparison to earnings of $17.8 million in 2020.
–The price per acre of residential land across all our communities increased 2.0% in 2021 to $583,000 per acre compared to $573,000 per acre in the prior year. The price per acre is based on the weighted average of residential acreage sold across all of HHC’s various MPCs during 2021.
–New home sales—a leading indicator of future land sales—increased to 2,761 homes in 2021, eclipsing 2020 new home sales of 2,724.

Strategic Developments
–Completed construction at ‘A‘ali‘i and closed on 663 units during the fourth quarter of 2021, totaling $453.3 million in net revenue. As of the end of the fourth quarter, ‘A‘ali‘i was 89.6% sold.
–Contracted to sell 144 units at our two towers under construction—Kō'ula and Victoria Place—which ended the year 89.4% and 99.1% pre-sold, respectively.
–Our latest tower in pre-sales, The Park Ward Village, launched its campaign in July and ended the year 84.2% pre-sold. The sales pace for this tower has been so strong that The Park Ward Village is now Ward Village’s fastest-selling tower since inception—surpassing Victoria Place which held the previous record.
–In 2021, we began construction on 319,000 square feet of office and retail space, 1,124 multi-family units and 349 condominium units across several regions including The Woodlands, Bridgeland, Downtown Columbia, Summerlin, and Ward Village.
–In March 2022, Ward Village will advance the lottery for Ulana Ward Village, our ninth condominium project, which is a mixed-use residence adjacent to the new Ka Laʻi o Kukuluāeʻo Park that will offer 696 homes reserved for qualified Hawaiʻi residents.

Seaport
–The Seaport reported an $18.2 million loss in NOI in 2021, a 4.4% decline in NOI compared to the prior year.
–Despite the decline in NOI, total foot traffic at Pier 17 increased 68% in 2021 when compared to pre-pandemic foot traffic in 2019.
–The Rooftop at Pier 17® was the site of the summer and winter versions of The Greens, the 2021 summer concert series as well as several major events including ESPN’s The ESPYS.
–In 2021, we opened two new restaurants by Andrew Carmellini—Carne Mare and Mister Dips—and rebranded David Chang’s Bar Wayō to Ssäm Bar, all of which are located at Pier 17. These openings further establish the Seaport as a culinary hot spot which continues to attract attention and improve the Seaport’s operating results despite the tight labor market and supply constraints that exist today.
–Construction of the core and shell of the Tin Building is complete and the marketplace is expected to have its grand opening in the first half of 2022.
–In December 2021, we obtained final approval from the City of New York to transform the one-acre parking lot at 250 Water Street into a mixed-use development that will include multi-family rental units, office and retail space.
–Also in December 2021, we secured a ground lease extension at the Seaport for an additional 48 years from its current expiration in 2072 until 2120.

Financing Activity
–In 2021, we closed on $2.1 billion of permanent financings and $628 million of construction financings to support development spending at our latest projects actively under construction.
–Executing on nearly $3 billion in financings not only extended the term of our maturities but also demonstrated our ability to take advantage of what has been a historically low rate environment.
–The most notable financing closed in 2021 was February’s issuance of the two-tranche $1.3 billion Senior Notes due 2029 and 2031. Proceeds were used to repurchase our $1 billion Senior Notes due 2025 and to repay all of the approximately $280 million outstanding under our loans for 1201 Lake Robbins and The Woodlands Warehouse.

Full-Year 2022 Guidance

–Operating Asset NOI is projected to experience strong leasing activity, predominately at our latest multi-family developments that will be offset by no hospitality NOI in 2022 and less non-recurring income received from COVID-related tenant payments compared to 2021. We expect 2022 Operating Asset NOI to decline 0% to 2% year over year.
–MPC EBT range is projected to remain higher compared to the earnings we have generated on average over 2017 to 2020. In 2021, we experienced outsized land sales, particularly due to the closing of a 216-acre superpad in Summerlin. Superpad sales of this size do not occur every year which is reflective of the projected EBT decline in 2022. We expect 2022 MPC EBT to decline 25% to 30% year over year.
–Condo sales are projected to range between $650 million to $700 million, with gross margins between 26.5% to 27.5%. Projected condo sales are driven by the closing of units at Kō'ula during the third quarter of 2022 and additional closings at ‘A’ali’i which ended 2021 90% sold.
–Cash G&A is projected to range between $75 million to $80 million, which excludes anticipated non-cash stock compensation of $10 million to $15 million.

Conference Call & Webcast Information
The Howard Hughes Corporation will host its investor conference call on Tuesday, March 1, 2022, at 9:00 a.m. Central Standard Time (10:00 a.m. Eastern Standard Time) to discuss fourth quarter 2021 results. To participate, please dial 1-877-883-0383 within the U.S., 1-866-605-3850 within Canada, or 1-412-902-6506 when dialing internationally. All participants should dial in at least five minutes prior to the scheduled start time, using 1436938 as the passcode. A live audio webcast and Quarterly Spotlight will also be available on the Company's website (www.howardhughes.com). In addition to dial-in options, institutional and retail shareholders can participate by going to app.saytechnologies.com/howardhughes. Shareholders can email hello@saytechnologies.com for any support inquiries.

We are primarily focused on creating shareholder value by increasing our per-share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Year Ended December 31,				Three Months Ended December 31,
$ in thousands	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Operating Assets NOI (1)
Office	$109,838	$114,303	$(4,465)	(4)%	$29,909	$28,205	$1,704	6%
Retail	57,571	40,019	17,552	44%	14,639	9,998	4,641	46%
Multi-family	32,895	18,798	14,097	75%	10,542	6,512	4,030	62%
Other	13,492	2,528	10,964	434%	226	1,271	(1,045)	(82)%
Redevelopments and Dispositions	4,870	3,938	932	24%	48	(237)	285	120%
Operating Assets NOI	218,666	179,586	39,080	22%	55,364	45,749	9,615	21%
Company's share NOI (a)	7,836	11,474	(3,638)	(32)%	2,053	1,362	691	51%
Total Operating Assets NOI (b)	$226,502	$191,060	$35,442	19%	$57,417	$47,111	$10,306	22%

Projected stabilized NOI Operating Assets ($ in millions)	$368.3	$364.8	$3.5	1%

MPC
Acres Sold - Residential	565	377	188	50%	333	160	173	108%
Acres Sold - Commercial	67	17	50	296%	40	—	40	100%
Price Per Acre - Residential	$583	$574	$9	2%	$568	$614	$(46)	(7)%
Price Per Acre - Commercial	$254	$130	$124	95%	$174	$—	$174	100%
MPC EBT (1)	$316,607	$209,423	$107,184	51%	$129,301	$86,494	$42,807	49%

Seaport NOI (1)
Landlord Operations - Historic District & Pier 17	$(15,027)	$(8,526)	$(6,501)	(76)%	$(3,801)	$(3,032)	$(769)	(25)%
Multi-family	(5)	290	(295)	(102)%	(89)	30	(119)	(397)%
Hospitality	—	(12)	12	100%	—	—	—	100%
Managed Businesses - Historic District & Pier 17	(1,057)	(5,638)	4,581	81%	(1,064)	(645)	(419)	(65)%
Events, Sponsorships & Catering Business	(1,474)	(2,588)	1,114	43%	(565)	602	(1,167)	(194)%
Seaport NOI	(17,563)	(16,474)	(1,089)	(7)%	(5,519)	(3,045)	(2,474)	(81)%
Company's share NOI (a)	(592)	(911)	319	35%	(272)	(124)	(148)	(119)%
Total Seaport NOI	$(18,155)	$(17,385)	$(770)	(4)%	$(5,791)	$(3,169)	$(2,622)	83%

Strategic Developments
Condominium units contracted to sell (c)	183	304	(121)	(40)%	24	28	(4)	(14)%
(a)Includes Company’s share of NOI from non-consolidated assets
(b)Excludes properties sold
(c)Includes units at our buildings that are open or under construction as of December 31, 2021. Prior period activity excludes two purchaser defaults at Kō'ula in the second quarter of 2020. Additionally, as construction at Victoria Place began in February 2021, units under contract for the three months and year ended December 31, 2020, were adjusted to include units contracted at Victoria Place, which were previously excluded from this metric as construction had not yet commenced. This adjustment includes 19 units for the three months ended December 31, 2020, and 268 units for the year ended December 31, 2020.

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport in New York City; Downtown Columbia®, Maryland; The Woodlands®, The Woodlands Hills®, and Bridgeland® in the Greater Houston, Texas area; Summerlin®, Las Vegas; Ward Village® in Honolulu, Hawai‘i; and Douglas Ranch in Phoenix. The Howard Hughes Corporation’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative place making, the Company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information visit www.howardhughes.com.

The Howard Hughes Corporation has partnered with Say, the fintech startup reimagining shareholder communications, to allow investors to submit and upvote questions they would like to see addressed on the Company’s fourth quarter earnings call. Say verifies all shareholder positions and provides permission to participate on the March 1, 2022 call, during which the Company’s leadership will be answering top questions. Utilizing the Say platform, The Howard Hughes Corporation elevates its capabilities for responding to Company shareholders, making its investor relations Q&A more transparent and engaging.

Safe Harbor Statement

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts, including, among others, statements regarding the Company’s future financial position, results or performance, are forward-looking statements. Those statements include statements regarding the intent, belief, or current expectations of the Company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “realize,” “should,” “transform,” “will,” “would,” and other statements of similar expression. Forward-looking statements are not a guaranty of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s abilities to control or predict. Some of the risks, uncertainties and other important factors that may affect future results or cause actual results to differ materially from those expressed or implied by forward-looking statements include: (i) the impact of the COVID-19 pandemic on the Company’s business, tenants and the economy in general, including the measures taken by governmental authorities to address it; (ii) general adverse economic and local real estate conditions; (iii) potential changes in the financial markets and interest rates; (iv) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (v) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (vi) ability to compete effectively, including the potential impact of heightened competition for tenants and potential decreases in occupancy at our properties; (vii) ability to successfully dispose of non-core assets on favorable terms, if at all; (viii) ability to successfully identify, acquire, develop and/or manage properties on favorable terms and in accordance with applicable zoning and permitting laws; (ix) changes in governmental laws and regulations; (x) increases in operating costs, including construction cost increases as the result of trade disputes and tariffs on goods imported in the United States; (xi) lack of control over certain of the Company’s properties due to the joint ownership of such property; (xii) impairment charges; (xiii) the effects of geopolitical instability and risks such as terrorist attacks and trade wars; (xiv) the effects of natural disasters, including floods, droughts, wind, tornadoes and hurricanes; (xv) the inherent risks related to disruption of information technology networks and related systems, including cyber security attacks; and (xvi) the ability to attract and retain key employees. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2021. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission. The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is net operating income (NOI). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

Media Contact
The Howard Hughes Corporation
Cristina Carlson, 646-822-6910
Senior Vice President, Head of Corporate Communications
cristina.carlson@howardhughes.com

Investor Relations
The Howard Hughes Corporation
John Saxon, 281-929-7808
Chief of Staff
john.saxon@howardhughes.com

Carlos A. Olea, 281-929-7751
Chief Financial Officer
carlos.olea@howardhughes.com

THE HOWARD HUGHES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Year Ended December 31,		Three Months Ended December 31,
thousands except per share amounts	2021	2020	2021	2020
REVENUES
Rental revenue	$369,330	$323,182	$99,740	$81,660
Master Planned Communities land sales	346,217	233,044	194,093	96,991
Condominium rights and unit sales	514,597	1,143	464,406	958
Other land, rental and property revenues	152,619	105,048	31,637	22,956
Builder price participation	45,138	37,072	15,800	11,136
Total revenues	1,427,901	699,489	805,676	213,701

EXPENSES
Operating costs	293,999	226,791	74,133	58,028
Master Planned Communities cost of sales	153,630	101,505	89,702	42,945
Condominium rights and unit cost of sales	414,199	108,229	345,714	2,893
Rental property real estate taxes	55,398	52,815	12,879	8,590
Provision for (recovery of) doubtful accounts	(459)	6,009	1,485	1,055
Demolition costs	355	—	163	—
Development-related marketing costs	10,313	8,166	2,252	1,625
General and administrative	81,990	109,402	20,857	24,647
Depreciation and amortization	205,100	217,467	49,705	56,472
Total expenses	1,214,525	830,384	596,890	196,255

OTHER
Provision for impairment	(13,068)	(48,738)	—	—
Gain (loss) on sale or disposal of real estate and other assets, net	53,079	59,942	(7,395)	13,710
Other income (loss), net	(11,515)	130	763	923
Total other	28,496	11,334	(6,632)	14,633

Operating income (loss)	241,872	(119,561)	202,154	32,079

Interest income	107	2,368	23	460
Interest expense	(130,036)	(132,257)	(32,831)	(33,540)
Gain (loss) on extinguishment of debt	(38,014)	(13,169)	(471)	(3)
Equity in earnings (losses) from real estate and other affiliates	(9,852)	271,099	(25,667)	1,464
Income (loss) before income taxes	64,077	8,480	143,208	460
Income tax expense (benefit)	15,153	11,653	31,859	8,450
Net income (loss)	48,924	(3,173)	111,349	(7,990)
Net (income) loss attributable to noncontrolling interests	7,176	(22,981)	2,451	1,344
Net income (loss) attributable to common stockholders	$56,100	$(26,154)	$113,800	$(6,646)

Basic income (loss) per share	$1.03	$(0.50)	$2.09	$(0.12)
Diluted income (loss) per share	$1.03	$(0.50)	$2.09	$(0.12)

THE HOWARD HUGHES CORPORATION
CONSOLIDATED BALANCE SHEETS
UNAUDITED

	December 31,
thousands except par values and share amounts	2021	2020
ASSETS
Investment in real estate:
Master Planned Communities assets	$2,282,768	$1,687,519
Buildings and equipment	3,962,441	4,115,493
Less: accumulated depreciation	(743,311)	(634,064)
Land	322,439	363,447
Developments	1,208,907	1,152,674
Net property and equipment	7,033,244	6,685,069
Investment in real estate and other affiliates	369,949	377,145
Net investment in real estate	7,403,193	7,062,214
Net investment in lease receivable	2,913	2,926
Cash and cash equivalents	843,212	1,014,686
Restricted cash	373,425	228,311
Accounts receivable, net	86,388	66,726
Municipal Utility District receivables, net	387,199	314,394
Notes receivable, net	7,561	622
Deferred expenses, net	119,825	112,097
Operating lease right-of-use assets, net	57,022	56,255
Prepaid expenses and other assets, net	300,956	282,101
Total assets	$9,581,694	$9,140,332

LIABILITIES
Mortgages, notes and loans payable, net	$4,591,157	$4,287,369
Operating lease obligations	69,363	68,929
Deferred tax liabilities	204,837	187,639
Accounts payable and accrued expenses	983,167	852,258
Total liabilities	5,848,524	5,396,195

Redeemable noncontrolling interest	22,500	29,114

EQUITY
Preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $0.01 par value; 150,000,000 shares authorized, 56,173,276 issued and 54,065,661 outstanding as of December 31, 2021, and 56,042,814 shares issued and 54,972,256 outstanding as of December 31, 2020	563	562
Additional paid-in capital	3,960,418	3,947,278
Accumulated deficit	(16,456)	(72,556)
Accumulated other comprehensive loss	(14,457)	(38,590)
Treasury stock, at cost, 2,107,615 shares as of December 31, 2021, and 1,070,558 shares as of December 31, 2020	(220,073)	(122,091)
Total stockholders' equity	3,709,995	3,714,603
Noncontrolling interests	675	420
Total equity	3,710,670	3,715,023
Total liabilities and equity	$9,581,694	$9,140,332

Appendix – Reconciliation of Non-GAAP Measures

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G of the Securities Exchange Act of 1934. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

As a result of our four segments—Operating Assets, Master Planned Communities (MPC), Seaport and Strategic Developments—being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is earnings before tax (EBT). EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, segment EBT should not be considered as an alternative to GAAP net income.

	Year Ended December 31,			Three Months Ended December 31,
thousands	2021	2020	$ Change	2021	2020	$ Change
Operating Assets Segment EBT
Total revenues (a)	$442,698	$372,057	$70,641	$107,765	$91,856	$15,909
Total operating expenses (a)	(209,020)	(185,480)	(23,540)	(47,504)	(43,428)	(4,076)
Segment operating income (loss)	233,678	186,577	47,101	60,261	48,428	11,833
Depreciation and amortization	(163,031)	(162,324)	(707)	(39,181)	(46,845)	7,664
Interest income (expense), net	(75,391)	(91,411)	16,020	(20,212)	(21,070)	858
Other income (loss), net	(10,746)	540	(11,286)	(207)	390	(597)
Equity in earnings (losses) from real estate and other affiliates	(67,042)	(7,366)	(59,676)	(30,111)	(13,197)	(16,914)
Gain (loss) on sale or disposal of real estate and other assets, net	39,168	38,232	936	27	—	27
Gain (loss) on extinguishment of debt	(1,926)	(1,521)	(405)	(471)	—	(471)
Provision for impairment	—	(48,738)	48,738	—	—	—
Operating Assets segment EBT	(45,290)	(86,011)	40,721	(29,894)	(32,294)	2,400

Master Planned Communities Segment EBT
Total revenues	409,746	283,953	125,793	214,820	112,436	102,384
Total operating expenses	(193,851)	(128,597)	(65,254)	(101,205)	(49,846)	(51,359)
Segment operating income (loss)	215,895	155,356	60,539	113,615	62,590	51,025
Depreciation and amortization	(366)	(365)	(1)	(94)	(92)	(2)
Interest income (expense), net	42,683	36,587	6,096	10,949	10,554	395
Equity in earnings (losses) from real estate and other affiliates	59,399	17,845	41,554	4,831	13,442	(8,611)
Gain (loss) on extinguishment of debt	(1,004)	—	(1,004)	—	—	—
MPC segment EBT	316,607	209,423	107,184	129,301	86,494	42,807

Seaport Segment EBT
Total revenues	55,008	23,814	31,194	15,514	7,644	7,870
Total operating expenses	(77,198)	(46,112)	(31,086)	(23,477)	(11,815)	(11,662)
Segment operating income (loss)	(22,190)	(22,298)	108	(7,963)	(4,171)	(3,792)
Depreciation and amortization	(30,867)	(41,602)	10,735	(7,941)	(6,777)	(1,164)
Interest income (expense), net	357	(12,512)	12,869	(309)	(22)	(287)
Other income (loss), net	(3,730)	(2,616)	(1,114)	(1,642)	(429)	(1,213)
Equity in earnings (losses) from real estate and other affiliates	(1,988)	(9,292)	7,304	(291)	(328)	37
Gain (loss) on extinguishment of debt	—	(11,648)	11,648	—	(3)	3
Seaport segment EBT	(58,418)	(99,968)	41,550	(18,146)	(11,730)	(6,416)

	Year Ended December 31,			Three Months Ended December 31,
thousands	2021	2020	$ Change	2021	2020		$ Change
Strategic Developments Segment EBT
Total revenues	520,109	19,407	500,702	467,534	1,658		465,876
Total operating expenses	(436,698)	(135,160)	(301,538)	(351,727)	(8,422)		(343,305)
Segment operating income (loss)	83,411	(115,753)	199,164	115,807	(6,764)		122,571
Depreciation and amortization	(6,512)	(6,545)	33	(1,576)	(1,491)		(85)
Interest income (expense), net	3,701	6,312	(2,611)	1,091	1,403		(312)
Other income (loss), net	2,536	2,165	371	2,517	738		1,779
Equity in earnings (losses) from real estate and other affiliates	(221)	269,912	(270,133)	(96)	1,547		(1,643)
Gain (loss) on sale or disposal of real estate and other assets, net	13,911	21,710	(7,799)	(7,422)	13,710		(21,132)
Provision for impairment	(13,068)	—	(13,068)	—	—		—
Strategic Developments segment EBT	83,758	177,801	(94,043)	110,321	9,143		101,178

Consolidated Segment EBT
Total revenues	1,427,561	699,231	728,330	805,633	213,594		592,039
Total operating expenses	(916,767)	(495,349)	(421,418)	(523,913)	(113,511)		(410,402)
Segment operating income (loss)	510,794	203,882	306,912	281,720	100,083		181,637
Depreciation and amortization	(200,776)	(210,836)	10,060	(48,792)	(55,205)		6,413
Interest income (expense), net	(28,650)	(61,024)	32,374	(8,481)	(9,135)		654
Other income (loss), net	(11,940)	89	(12,029)	668	699		(31)
Equity in earnings (losses) from real estate and other affiliates	(9,852)	271,099	(280,951)	(25,667)	1,464		(27,131)
Gain (loss) on sale or disposal of real estate and other assets, net	53,079	59,942	(6,863)	(7,395)	13,710		(21,105)
Gain (loss) on extinguishment of debt	(2,930)	(13,169)	10,239	(471)	(3)		(468)
Provision for impairment	(13,068)	(48,738)	35,670	—	—		—
Consolidated segment EBT	296,657	201,245	95,412	191,582	51,613		139,969

Corporate income, expenses and other items	(247,733)	(204,418)	(43,315)	(80,233)	(59,603)	-59603000	(20,630)
Net income (loss)	48,924	(3,173)	52,097	111,349	(7,990)		119,339
Net (income) loss attributable to noncontrolling interests	7,176	(22,981)	30,157	2,451	1,344		1,107
Net income (loss) attributable to common stockholders	$56,100	$(26,154)	$82,254	$113,800	$(6,646)		$120,446
(a)Total revenues includes hospitality revenues of $35.6 million for the year ended December 31, 2021, $35.2 million for the year ended December 31, 2020, zero for the three months ended December 31, 2021, and $7.3 million for the three months ended December 31, 2020. Total operating expenses includes hospitality operating costs of $30.5 million for the year ended December 31, 2021, $32.3 million for the year ended December 31, 2020, $0.1 million for the for the three months ended December 31, 2021, and $7.5 million for the three months ended December 31, 2020. In September 2021, the Company completed the sale of its three hospitality properties.

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets and Seaport portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization, demolition costs; other income (loss); amortization; depreciation; development-related marketing cost; gain on sale or disposal of real estate and other assets, net; provision for impairment and equity in earnings from real estate and other affiliates. All management fees have been eliminated for all internally-managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets and Seaport assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP Net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of segment EBT to NOI for Operating Assets and Seaport has been presented in the tables below.

	Year Ended December 31,		Three Months Ended December 31,
thousands	2021	2020	2021	2020
Operating Assets segment EBT (a)	$(45,290)	$(86,011)	$(29,894)	$(32,294)
Add back:
Depreciation and amortization	163,031	162,324	39,181	46,845
Interest (income) expense, net	75,391	91,411	20,212	21,070
Equity in (earnings) losses from real estate and other affiliates	67,042	7,366	30,111	13,197
(Gain) loss on sale or disposal of real estate and other assets, net	(39,168)	(38,232)	(27)	—
(Gain) loss on extinguishment of debt	1,926	1,521	471	—
Provision for impairment	—	48,738	—	—
Impact of straight-line rent	(14,715)	(7,630)	(4,685)	(3,045)
Other	10,449	99	(5)	(24)
Operating Assets NOI	218,666	179,586	55,364	45,749

Company's Share NOI - Equity Investees (b)	4,081	7,750	2,053	1,362
Distributions from Summerlin Hospital Investment	3,755	3,724	—	—

Total Operating Assets NOI	$226,502	$191,060	$57,417	$47,111

Seaport segment EBT (a)	$(58,418)	$(99,968)	$(18,146)	$(11,730)
Add back:
Depreciation and amortization	30,867	41,602	7,941	6,777
Interest (income) expense, net	(357)	12,512	309	22
Equity in (earnings) losses from real estate and other affiliates	1,988	9,292	291	328
(Gain) loss on extinguishment of debt	—	11,648	—	3
Impact of straight-line rent	1,632	2,801	367	441
Other (income) loss, net (c)	6,725	5,639	3,719	1,114
Seaport NOI	(17,563)	(16,474)	(5,519)	(3,045)

Company's Share NOI - Equity Investees	(592)	(911)	(272)	(124)

Total Seaport NOI	$(18,155)	$(17,385)	$(5,791)	$(3,169)
(a)Segment EBT excludes corporate expenses and other items that are not allocable to the segments.
(b)During the third quarter of 2020, 110 North Wacker was completed and placed in service, resulting in the deconsolidation of 110 North Wacker and subsequent treatment as an equity method investment. The Company's share of NOI related to 110 North Wacker is calculated using our stated ownership of 23% and does not include the impact of the partnership distribution waterfall.
(c)Includes miscellaneous development-related items as well as the loss related to the write-off of inventory due to the permanent closure of 10 Corso Como Retail and Café in the first quarter of 2020 and income related to inventory liquidation sales in the third quarter of 2020.

Same Store NOI - Operating Assets Segment

The Company defines Same Store Properties as consolidated and unconsolidated properties that are acquired or placed in-service prior to the beginning of the earliest period presented and owned by the Company through the end of the latest period presented. Same Store Properties exclude properties placed in-service, acquired, repositioned or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired or treated as in-service for that property to be included in Same Store Properties.

We calculate Same Store Net Operating Income (Same Store NOI) as Operating Assets NOI applicable to Same Store Properties. Same Store NOI also includes the Company's share of NOI of unconsolidated properties and the annual distribution from a cost basis investment. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other companies may not define Same Store NOI in the same manner as we do; therefore, our computation of Same Store NOI may not be comparable to that of other companies. Additionally, we do not control investments in unconsolidated properties and while we consider disclosures of our share of NOI to be useful, they may not accurately depict the legal and economic implications of our investment arrangements.

	Year Ended December 31,			Three Months Ended December 31,
thousands	2021	2020	$ Change	2021	2020	$ Change
Same Store Office
Houston, TX	$69,469	$80,314	$(10,845)	$18,866	$19,684	$(818)
Columbia, MD	22,659	20,033	2,626	6,272	4,420	1,852
Las Vegas, NV	14,416	13,616	800	3,796	3,598	198
Total Same Store Office	106,544	113,963	(7,419)	28,934	27,702	1,232

Same Store Retail
Houston, TX	12,640	12,031	609	3,379	3,808	(429)
Columbia, MD	2,226	2,272	(46)	555	643	(88)
Las Vegas, NV	24,732	15,520	9,212	6,356	3,892	2,464
Honolulu, HI	16,199	9,389	6,810	4,498	1,733	2,765
Other	1,998	646	1,352	(45)	(482)	437
Total Same Store Retail	57,795	39,858	17,937	14,743	9,594	5,149

Same Store Multi-Family
Houston, TX	15,943	14,409	1,534	4,676	3,569	1,107
Columbia, MD	—	—	—	—	—	—
Las Vegas, NV	6,799	4,687	2,112	1,642	1,276	366
Company's Share NOI - Equity Investees	6,665	6,630	35	1,633	1,543	90
Total Same Store Multi-Family	29,407	25,726	3,681	7,951	6,388	1,563

Same Store Other
Houston, TX	6,762	5,892	870	1,696	1,857	(161)
Columbia, MD	(42)	(25)	(17)	17	(18)	35
Las Vegas, NV	6,510	(3,048)	9,558	(1,533)	(372)	(1,161)
Honolulu, HI	238	(290)	528	24	(198)	222
Company's Share NOI - Equity and Cost Investees	6,302	5,557	745	680	532	148
Total Same Store Other	19,770	8,086	11,684	884	1,801	(917)
Total Same Store NOI	213,516	187,633	25,883	52,512	45,485	7,027

Non-Same Store NOI	12,986	3,427	9,559	4,905	1,626	3,279
Total Operating Assets NOI	$226,502	$191,060	$35,442	$57,417	$47,111	$10,306

Cash G&A

The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.

	Year Ended December 31,			Three Months Ended December 31,
thousands	2021	2020	$ Change	2021	2020	$ Change
General and Administrative
General and administrative (G&A)	$81,990	$109,402	$(27,412)	$20,857	$24,647	$(3,790)
Less: Non-cash stock compensation	(9,886)	(5,785)	(4,101)	(2,468)	(1,982)	(486)
Cash G&A	$72,104	$103,617	$(31,513)	$18,389	$22,665	$(4,276)